FOR IMMEDIATE RELEASE

Investor Relations Contact Shirley Stacy Align Technology, Inc. (408) 470-1150 sstacy@aligntech.com	Press Contact Shannon Mangum Henderson Ethos Communication, Inc. (678) 540-9222 align@ethoscommunication.com

Align Technology CFO Eldon Bullington to Retire;
VP of Finance Kenneth B. Arola to be Appointed CFO

SANTA CLARA, Calif., October 24, 2007 / -- Align Technology, Inc. (Nasdaq: ALGN), today announced that Chief Financial Officer Eldon Bullington plans to retire in December. Vice President of Finance and Corporate Controller Kenneth B. Arola will assume the role of CFO upon Mr. Bullington’s retirement.

Mr. Bullington has served as Align’s vice president and chief financial officer since 2002. He is responsible for transforming the Company’s start-up finance department into a global organization that embodies best practices for a public company. As Align’s financial steward, he helped guide the Company through strategic financing, complex litigation and the rigors of corporate compliance in the era of Sarbanes-Oxley.

Prior to Align, Mr. Bullington served as CFO or in executive financial management positions at Verplex Systems, Cardiac Pathways, Verifone, and IBM.

“It has been a professional and personal privilege working with Eldon over the past five years at Align, and prior to that during our time at Cardiac Pathways,” said Thomas M. Prescott, president and chief executive officer. “Eldon’s dedication and integrity are apparent in everything he does. He has brought strong financial leadership to our company and has built an outstanding finance organization. On behalf of the Board of Directors and the entire Align team, I thank Eldon for his many contributions to Align’s growth and success.”

Mr. Bullington will be succeeded by Kenneth B. Arola, Align’s vice president of finance and corporate controller since 2005. Mr. Arola has more than 25 years of financial management experience with medical device and technology companies. Prior to Align, he served for 14 years as Adaptec, Inc.’s vice president of finance.

“Ken brings terrific experience and talent to the role of CFO,” said Prescott. “He has a strong track record here at Align, and I look forward to seeing him apply his expertise and skills across our worldwide finance organization and investor relations programs.”

About Align Technology, Inc.
Align Technology designs, manufactures and markets Invisalign, a proprietary method for treating malocclusion, or the misalignment of teeth. Invisalign corrects malocclusion using a series of clear, nearly invisible, removable appliances that gently move teeth to a desired final position. Because it does not rely on the use of metal or ceramic brackets and wires, Invisalign significantly reduces the aesthetic and other limitations associated with braces. Invisalign is appropriate for treating adults and older teens. Align Technology was founded in March 1997 and received FDA clearance to market Invisalign in 1998.

To learn more about Invisalign or to find a certified Invisalign doctor in your area, please visit www.invisalign.com or call 1-800-INVISIBLE.